Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220949 on Form S-8 and Registration Statement No. 333-227641 on Form S-3 of our reports dated February 18, 2021, relating to the consolidated financial statements and financial statement schedules of VICI Properties Inc. and subsidiaries, and the effectiveness of VICI Properties Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York
February 18, 2021